Exhibit 99.2
CORPORATE PARTICIPANTS

Brian Gamache
WMS Industries Inc. - President & CEO

Kathleen McJohn
WMS Industries Inc. - General Counsel

Scott Schweinfurth
WMS Industries Inc. - CFO

Orrin Edidin
WMS Industries Inc. - COO

CONFERENCE CALL PARTICIPANTS

Bill Lerner
Prudential - Analyst

Aimee Marcel
Jefferies & Co. - Analyst

Celeste Brown
Morgan Stanley - Anayst

Harry Curtis
J.P. Morgan - Analyst

David Vas
Banc of America - Analyst

PRESENTATION

Operator

Thank you for standing by and welcome to the WMS Industries first quarter results conference call. [OPERATOR INSTRUCTIONS]

I would like to turn the conference over to Mr. Brian Gamache, President and Chief Executive Officer of WMS Industries. Please go ahead, sir.

Brian Gamache- WMS Industries Inc. - President & CEO

Thanks, Duane. Welcome to WMS' fiscal 2006 first quarter conference call. Scott Schweinfurth, our Chief Financial Officer, Orrin Edidin, our Chief Operating Officer, and Kathleen McJohn, our General Counsel are on today’s call with me. This afternoon we’ll review the September quarter’s financial performance reported in today’s press release. We’ll also review other topics of interest to investors, including our fiscal 2006 revenue guidance that we revised today to $460 to $480 million to reflect an anticipated $15 million impact related to Hurricanes Katrina and Rita. At the end of the call, we’ll take questions from investors and analysts. Before we start, Kathleen will review our safe harbor language.

Kathleen McJohn- WMS Industries Inc. - General Counsel

Thanks, Brian. I need to remind everyone that today’s call and simultaneous webcast contain forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005, and in our more recent reports filed with the SEC. The forward-looking statements made on this call, the web cast, the archived version of the web cast, and any transcript of this call are only made as of this date.

I’ll now turn the call back over to Brian.

Brian Gamache- WMS Industries Inc. - President & CEO

Thanks, Kathleen. When we conducted our last conference call in August, we were focusing on the upcoming G2E show as another opportunity to showcase the tremendous progress our team has made in creating the industry’s most innovative and advanced games and gaming machines to address the entire slot floor. This progress has positioned the Company to deliver strong financial gains throughout fiscal 2006 and beyond. When I look at the first quarter 2006 results, even taking into consideration the impact from the hurricanes, I am confident that fiscal 2006 will be a year of substantial growth and further advances against our goals to increase our industry market share.

At G2E, we again demonstrated how WMS’ player driven innovation is incorporated into each of our products. Our goal this year was to showcase the variety of these innovations and the breadth of our creative products across all product lines. For those of you that attended the show, I think you’ll agree that WMS clearly distinguished itself from other competitors’ offerings. From the 3x3 Matrix Progressive™ of our POWERBALL™-branded games, to the unique communal gaming aspects of MONOPOLY™Big Event™, to the highly acclaimed TOP GUN™ game with a first of its kind BOSE® enhanced sound system and 3-D graphics, we again demonstrated to our customers that WMS uniquely delivers what players want. In addition, the presentations of our server-based gaming capabilities were very favorably received as the features, functionality and ease of operation of our system were apparent to those who participated in the demonstrations.

In the September quarter, WMS, like many other companies in our industry, was impacted by the tremendous devastation that Hurricanes Katrina and Rita inflicted in the Gulf Coast in Mississippi and Louisiana. The impact of these hurricanes reduced our Q1 diluted earnings per share by $0.05 as we recorded expenses, including insurance deductibles and employee relief donations and approximately $4.8 million, or 4.6%, less revenue than we would have recorded without the impact. Because of the hurricanes, we were not able to ship 238 new, primarily premium priced games contracted by customers and lost gaming operation revenues on machines that were left inoperable. As a percentage of revenues, the revenue loss incurred in the first quarter of fiscal 2006 is consistent with the disclosure we made in our Form 10-K in September just after Katrina hit. The Company carries both property and business interruption insurance and in a few minutes, Scott will review the quarter and expand on the impact of the hurricanes as they relate to WMS.

Immediately following the hurricanes, WMS’ number one priority was to ensure the safety and well-being of our Gulfport office staff of 31 people and their families. This was followed by an aggressive effort to get our Gulfport facility back in operation while implementing a temporary program to fully serve, from other regional operation centers, the casinos in Mississippi and Louisiana that are currently operating. As a result of our quick response, we expect to be operational in our Gulfport facility later this month. With expectations that most operators will rebuild with new and improved land-based casinos in Mississippi, we believe WMS will realize greater revenue opportunities than if only floating casinos remained authorized. As of today, we have already received orders for 200 new games for three casinos in Biloxi for delivery later this quarter and in each case, we have seen notable increases in our pre-hurricane market share percentage. We are working actively with our customers as they evaluate strategies to re-enter the market.

In the September quarter, we continued to focus on cost controls. Combined research and development and selling and administrative expense of $30.9 million was up $3.2 million from the September 2004 quarter. This increase consisted of $3.0 million of expected incremental share-based payment costs, including $2.7 million of costs to comply with the new accounting standard for share-based payments. The September 2005 results demonstrate the tremendous leverage in our business model as revenues increased 39% and net income would have more than quadrupled without the hurricane and share-based payment effect between September 2004 and 2005. Our operating margin improved after the impact of Hurricanes and share-based payments to 9.6% from 5.6% in the September 2004 quarter. The impact of incremental share-based payment reduced operating margin by 3.0% in the September 2005 quarter. We’re closely and actively managing operations with a focus on top line, bottom line and margin growth to increase shareholder value.

Let me turn the call over to Scott to review the first quarter financial results and the impact of and the accounting for the hurricanes and our guidance.

Scott Schweinfurth- WMS Industries Inc. - CFO

Thanks Brian. This afternoon WMS reported diluted earnings per share of $0.18 for the September 2005 quarter, inclusive of an impact of $0.05 per diluted share related to Hurricanes Katrina and Rita, and $0.06 per diluted share for non-cash charges for share-based payments. This result compares to $0.08 diluted earnings per share in the September 2004 quarter, which included .1 cent1 of diluted share for share-based payment charges. We adopted the new accounting standard for share-based payments as of July 1, 2005 using the modified prospective method and the $0.06 per diluted share charge for the September 2005 quarter was in-line with our past guidance.

Total revenues for the September 2005 quarter were 39% higher than the prior year quarter and reflect an increase of $17.4 million, or 33%, in product sales revenues and an increase of $11.9 million, or 55% in gaming operations revenues. With respect to our revenue targets, our total revenues were $104.4 million, though we estimate that we lost $4.8 million in revenue in the September 2005 quarter due to the impact of the hurricanes. New unit sales of 5,255 units in the September 2005 quarter did not include any sales to Russia, consistent with our prior assumptions for this market. We did not ship 238 new units that were ordered in the September 2005 quarter due to the hurricanes. With quarterly average selling prices of $11,309, we exceeded our average selling price guidance of $10,800 by $509, or 5%, which reflects the benefit of the introduction last quarter of premium priced products and options. On the gaming operations side, our actual ending installed base of 6,787 units at September 30th plus 251 participation units at Gulf Coast casinos that were inoperable at quarter end and an additional 49 units ordered by Gulf Coast casinos that could not be installed, would have put us at our guidance. The revenue per day of $50.62 was lower than our guidance of $52-$54 due to slightly lower overall play levels coupled with the loss of higher daily revenue units due to the hurricanes. We also experienced softer play levels at a number of casinos in the affected region that resumed operations and the loss of contributions from an additional 63 wide-area progressive units in that market for 18 days of the quarter. Historically, our participation revenue per day in Mississippi and Louisiana casinos is over 40% higher than our overall Company average. So, these inoperable machines have a greater impact on our results.

Non-North American new unit shipments totaled 1,473 units or 28 % of the total first quarter new unit shipments, and during the period, consistent with our annual plan, we delivered no games to our Russian distributor. Following changes in Russian gaming legislation, we expect to resume sales in Russia in the second half of fiscal 2006. This shipment schedule was anticipated in the full year unit guidance we provided in August and also in our guidance issued today. Parts, used games, conversions and OEM revenues aggregated $11.4 million, reflecting an increase in OEM revenues, as we shipped 1,100 OEM units in the September 2005 quarter compared to 250 OEM units shipped in the September 2004 quarter. Conversion kit revenue was lower as we only shipped 2,610 conversion kits in the September 2005 quarter compared to 3,338 conversion kits in the September 2004 quarter.

Our installed base of gaming operations machines at September 30, increased by 2,301 units or 51%, to 6,787 units, from September 30, 2004, and with additional installs since then, the installed base is now 7,000 units. The September 30, 2005 figures exclude the 251 inoperable units on the Gulf Coast and orders for an additional 49 units for Gulf Coast casinos that we were unable to install. The average installed base increased by 2,458 units, or 59%, to 6,619 units from 4,161 units in the September 2004 quarter and average revenue per day grew by 21% to $50.62 in the September 2005 quarter compared to $41.95 in the prior year quarter. Our wide-area and local-area progressive games represented 1,291 games or over 19% of our installed base at September 30, 2005, up from 14% at June 30, 2005.

[1]	Should be $.01.

Year-over-year quarterly gross profit increased by $15.7 million, or 41%, to $54.4 million and as a percent of total revenues improved to 52.1% from 51.5%. The gross margin on product sales revenues was 41% for the quarter ended September 2005 after $0.1 million of share-based payment charges, compared to 40% for the September 2004 quarter. The year over year increase in gross margin is due to the higher average selling price related to the mix of products sold in the September 2005 quarter, partially offset by much higher sales of lower-margin used games and OEM sales. Gross margin for gaming operations was 75% and 79% in the September 2005 and September 2004 quarters, respectively, with the September 2005 quarter reflecting a higher mix of lower margin wide-area progressive games and a lower amount of high margin royalties earned from licensees.

Our September 2005 quarter research and development costs of $11.6 million include $0.8 million of share-based payment charges compared to $0.1 million in the September 2004 quarter. Research and development costs were 11% of revenues in the September 2005 quarter compared to 16% in the September 2004 quarter.

The $3.7 million increase in selling and administrative costs in the September 2005 quarter compared to the prior year quarter, includes $2.6 million of share-based payment charges compared to $0.3 million in the September 2004 quarter and higher commissions based on substantially higher revenues. Selling and administrative costs were 18% of revenues in the September 2005 quarter compared to 21% in the September 2004 quarter.

The $6.7 million year-over-year increase in depreciation and amortization expense reflects growth in the gaming operations installed base throughout fiscal 2005 and the installation of new participation games in Bluebird® gaming devices in the September 2005 quarter. Investments in this area are expected to remain high through the end of calendar year 2005 as we address the final stages of the ongoing transition from our legacy gaming devices to new participation games in our Bluebird cabinet.

Our estimated effective tax rate for fiscal 2006 is 35%.

With respect to the hurricanes, I want to explain the status of our insurance policies and the accounting for recoveries under these policies and the financial impact recorded in the September quarter. We expect the damage from our leased facility in Gulfport to be covered by our property insurance after the deductible and in October, we received the first property insurance payment from our insurance company. We continue to assess the usability of the inventory and participation gaming machines damaged in our Gulfport facility and we’ll update the initial property claim once we finalize this process.

The coverage for the business interruption portion of our insurance policy began 48 hours after government officials ordered the areas evacuated and does not have a deductible amount. In addition to the business interruption caused by the temporary closing of our Gulfport facility, we have additional business interruption coverage for any shortfall in profits during the 365 days following the re-opening of our Gulfport facility. We also carry a fixed amount of contingent business interruption insurance related to our assets at dependent premises, such as our customers’ casinos. We also have coverage for 180 days of payroll related costs.

Near-term product sales forecasts for gaming operations have been revised downward for casinos that remain closed after the hurricanes. At September 30, 2005, we had 251 participation games, including 45 wide-area progressive gaming machines that are not operational and are reflected in today’s revised guidance. We also had 63 WAP games outside of the Gulf Coast market that were not operational for 18 days in the September 2005 quarter until we were given permission by the Mississippi Gaming Commission to move the monitoring of those games to our Reno facility. And we had 44 non-linked participation games in casinos closed immediately before the hurricanes that re-opened before September 30, 2005. In addition, we had incremental participation games and game sales that couldn’t be shipped to casinos impacted by the hurricanes.

We are moving forward with our property and business interruption claims. We have an insurance claim adjustor assigned to our account and we intend to vigorously pursue our claims to recover the amounts we believe are due under the insurance policies. We will continue to proceed with our claims, but we cannot provide any assurance as to the amount of the ultimate recovery and we do not anticipate any final resolution in the near term.

With respect to accounting rules, shortly after September 11, 2001, the Emerging Issues Task Force issued EITF-01-10, which clarified the accounting for insurance claims. For business interruption claims, no recovery can be recorded until the insurance adjustor agrees to the amount of the claim. This means that the insurance recovery for the lost revenues and resultant lost gross profit, operating and net income derived from casinos in the Gulf Coast region will not be recorded until the period in which the Company and the claims adjustor agree on the amount of the claim. Once the amount of the claim is finalized, we will record a one-time credit for the settlement amount. On the property claim, we reclassified the net book value of the damaged assets to other assets at September 30, 2005, as we believe the insurance proceeds will exceed the net book value of the damaged assets. To the extent, our property claim insurance recovery exceeds the amount of the recorded receivable, we will record a gain in the quarter the claims adjustor agrees to the claim amount. We recorded charges in the September 2005 quarter related to our estimates of the deductible under our property insurance policies, the Company’s $100,000 contribution to our employee relief fund and other hurricane related costs, all of which were recorded in selling and administrative expense. For the September quarter, reflecting these charges, plus lower product sales revenues and lower gaming operations revenues which reduced gross profit, operating and net income, we estimate the diluted EPS impact of the hurricanes was $0.05 per diluted share. We expect that for the balance of fiscal 2006, the quarterly hurricane-related impact will be in the range of $0.03 - $0.04 per diluted share, prior to the recording of any recovery of insurance proceeds.

The balance sheet at September 30, 2005 reflected cash and short-term investments totaling $43.0 million, including $6.1 million of restricted cash for progressive jackpots. Cash provided by operating activities totaled $12.4 million for the September 2005 quarter, the details of which were included in the press release. We had an increase of $7.4 million in receivables due to higher unit shipments in the third month of the quarter, while inventories decreased by $9.7 million. Effective October 1, 2005, we implemented a new sales commission plan that rewards the sales team for spreading out product shipments ratably throughout the quarter. We anticipate that as we smooth out the shipping in upcoming quarters, that our quarter-end receivables balance will decrease.

Our progress in lowering inventories was primarily attributable to reducing Bluebird raw materials, which decreased by $10.0 million during the quarter. At September 30, 2005, our legacy inventory consisted of $10.5 million of raw materials and $10.4 million of finished goods, which in aggregate represented a $2.3 million reduction in legacy inventory from June 30, 2005. We’ve been aggressively marketing used units and shipped over 1,500 used units in the September 2005 quarter. In addition, we have entered into agreements to sell over 4,000 used games on an “as-is” basis over the next six months. This will reduce our legacy finished goods inventory by over $4 million. We have also taken action to be more conservative in accepting trade-ins for new Bluebird gaming machines.

Let me turn to our revenue guidance for fiscal 2006. We adjusted our fiscal 2006 revenue guidance by approximately 3% to $460 to $480 million which represents a 19% to 24% increase over fiscal 2005 revenues, and we plan to achieve this in a market that other companies are characterizing as “challenging”. We expect that total new unit sales for fiscal 2006 will be between 23,500 units and 25,000 units and we project an average selling price above $11,000.

For the year, we expect an average installed base of gaming operations machines of 7,300 to 7,500 units, which excludes participation games at casinos impacted by the hurricanes. With the high level of open orders for Jackpot Party Progressive™ games and the great interest we have generated for our POWERBALL-branded games before we have begun to take orders for the games, we expect to end fiscal 2006 with an installed base of participation games ranging from 8,100 to 8,300 units, representing a 24-27% increase from FY ’05 year-end levels. We continue to expect our average revenue per day for fiscal 2006 to range from $53 to $56, a 12-18% increase over the average revenue per day for fiscal 2005. We also continue to anticipate that WAP and local-area progressive gaming devices will represent approximately 18% of our annual average installed base and by June 30, 2006 will represent over 25% of the participation game installed base mix.

Our guidance for the December 2005 quarter, initiated today, targets total revenues of $110 to $115 million and these estimates take into account lower Gulf Coast unit sales and no Russian shipments in the quarter. Our current open orders for new Bluebird units and CPU-NXT® conversion kits aggregate over 10,500 units. We also base our quarterly revenue expectations on the continued high number of open orders for new participation games and conversions of existing participation games, which currently total over 2,100 units.

Let me turn the call over to Orrin now for a discussion about our new products.

Orrin Edidin- WMS Industries Inc. - COO

Thanks Scott. The September quarter saw the launch of two important new product lines for WMS: our Jackpot Party Progressive games and our Hot, Hot Penny™premium-priced video penny game franchise. Jackpot Party Progressive is generating a terrific response from customers and our open orders for incremental participation games include over 700 units for this exciting new product and when added to participation units already installed will equal over 1,000 units installed. In a further sign of the worldwide appeal of our new products, we just signed an order for 60 Jackpot Party Progressive games for Sun International for their South African casinos. We have launched our new Hot Hot Penny video product with three new game themes. This product has performed very well in its initial installations and we look forward to continuing to fulfill high demand for this offering over the coming quarters.

Another product we’re getting ready to launch is the first game using the WORLD SERIES OF POKER™brand name. The first game is a multi-set of traditional poker products leveraging the WORLD SERIES OF POKER brand name and we expect approval for this game throughout the country in the next quarter. Both Harrah’s and WMS are evaluating the launch of the series when the second game is approved, which is expected in the March 2006 quarter. The second game features an exciting bonus feature where players participate in the final table of the WORLD SERIES OF POKER event. Interest in the games at the G2E show was very high and we look forward to placing these games in casinos in the coming months.

During the September quarter, we launched new games to refresh our existing participation series including those under the DIRTY HARRY™ brand to refresh our A FISTFUL OF DOLLARS®wide-area progressive link. Our field trial of the MONOPOLY Money™ WAP in Arizona was completed successfully. We also rolled out the third game in the MEN IN BLACK™ branded series of games, called Galactic Payback™and the next new MONOPOLY game theme, Corner The Market®, and demand is growing for these offerings.

I also want to provide some commentary on our server-based gaming initiatives. Our customers were universally impressed with the advances this technology promises and the ease of operation resulting from the intuitive graphical user interface we have developed. We’re seeking leadership in this market by combining the technologies we licensed from Cyberview Technology with our own proprietary system technology. We demonstrated our server-based technology with an exciting new branded game that will boldly go where WMS has never gone before, with STAR TREK™. We are very excited to have access to all of the episodes of the original series as well as Captain Kirk and Mr. Spock, the characters portrayed by William Shatner and Leonard Nimoy. This brand fits directly into the episodic gaming experience that can only be enabled by server-based gaming. We will continue to invest in advancing our server-based platform so we can meet market demand when it arises, which at present we estimate will be in WMS’ fiscal 2008.

Let me return the call to Brian for final commentary.

Brian Gamache- WMS Industries Inc. - President & CEO

Thanks Orrin. I want to provide further perspective on how we’ll achieve our full year revenue guidance given a host of concerns regarding the broader industry. Let me be clear that while we acknowledge that the issues that have been widely noted within the industry create a tougher operating environment, our guidance is backed with the historically high number of open orders that we have for both new units and participation games, so we have good visibility to future shipments and revenue streams. I stated in our last conference call that our guidance for fiscal 2006 is based on several modest successes - in other words, our guidance is not predicated on one or two big developments occurring during the year. We still feel that way, and have only adjusted our FY ’06 revenue guidance for the impact of hurricanes on the Gulf Coast casinos. Let me walk you through some of the key factors that contribute to our expectations.

The 10,500 open orders for new games consists of units ordered for delivery over the next twelve months under corporate agreements or individual sales orders with large multi-site casinos operators, our estimate of orders to be shipped in the second half of fiscal 2006 to our Russian distributor, and open orders from Native American casinos and individual casino properties in North America and internationally. We have done quite well in obtaining market share in the post-merger slot replacement activity at Harrah’s and MGM. Our confidence in other product sales revenues is based on the consistency of such revenues over the last several quarters, as the only revenue component that fluctuates significantly is our OEM sales. On that front, to fulfill the minimum commitment in an OEM and licensing agreement, we’ll deliver another 1,150 units prior to the end of the March 2006 quarter, and continuing game licensing payments will come due in the March and June quarters.

On the gaming operations side, our open orders also provide a visible path toward achieving our revenue goals. The approximately 1,500 incremental open orders include over 700 units for the new Jackpot Party Progressive games Orrin mentioned, over 225 units of MONOPOLY and CLINT EASTWOOD® WAP games and the balance of the orders are for our non-linked participation series. We will begin to take orders for POWERBALL late this quarter and expect that a high percentage of these orders will be for incremental placements which will drive growth in the installed base of participation games in the second half of fiscal 2006.

WMS continues to experience market share gains in the current environment, which we believe bodes well for our performance once broader demand picks up and new markets open. In addition, once Gulf Coast casinos are rebuilt, now that we are armed with a full product line to serve casinos, we expect to exceed our historical market share in that region. We believe our highly entertaining games that provide casino patrons with innovative game play and casino operators with incremental net win, will enable us to obtain a greater share of casino capital.

WMS has been restructured from the ground up and is well-prepared to take advantage of the opportunities before it. We have unique growth opportunities over the next several years, even with limited new domestic casino capacity. With our current product offerings expanded to address 100% of the floor up from previously noted 25% of floor, each “new product” unit placed is incremental market share. For example, we shipped 889 mechanical reel spinning games in the first quarter, which was all incremental market share for WMS. To expand our presence in this segment, early in calendar 2006, we anticipate submitting our new 5 reel mechanical product that debuted at G2E and we are working aggressively on our exciting new transmissive reel technology that we intend to commercialize next fiscal year. We have visible potential for both growth and leverage as reflected in our open orders and the increase in operating margins.

As we look forward, several key initiatives will drive our growth. First, the Company’s primary focus is on new game content and player driven innovation, and G2E substantiated that we have maintained our leadership in this area, which will lead to more orders in future quarters. Second, our server-based gaming initiatives are advanced and on track and we hope to be a leader in this area as operators adopt this technology in the coming years. And third, global market expansion is coming, Gulf Coast replacement demand will be incremental, and new market openings will occur as well as expansion in existing markets. As I’ve said previously, the timing of our product and sales offensive could not be any better. As a result, we anticipate that upcoming financial results will continue to leverage our operating efficiency and margin improvement initiatives resulting in increased profitability and shareholder value.

Duane we will now take questions from those on the call.

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QUESTION AND ANSWER

Operator

Thank you, sir. [OPERATOR INSTRUCTIONS] Our first question comes from the line of Bill Lerner at Prudential. Please proceed with your question.

Bill Lerner - Prudential - Analyst

Thanks. Hey, guys.

Brian Gamache - WMS Industries Inc. - President & CEO

Hey, Bill.

Bill Lerner - Prudential - Analyst

Couple questions for you, one on the WAP and local-area progressive games, and I think they account for about 19% of your current installed base, what are the -- what are the yields there? I presume they're higher than your overall install base.

Scott Schweinfurth - WMS Industries Inc. - CFO

Yes, they have continued to be about double the non-linked participation games that we have.

Bill Lerner - Prudential - Analyst

Okay, and then when I just take a look at the yield that you report in the quarter, about $51, you know, about only a dollar below the $52, $54 guidance in the quarter and, obviously, that's a function of lower pay levels from the hurricanes, but pre-hurricanes, what do you think that those yields were pacing? You know, kind of in line with the guidance above --

Brian Gamache - WMS Industries Inc. - President & CEO

Yes, we think that it was close to being in line with the guidance we issued last quarter, Bill. Again, when you look at the -- the Mississippi market is a very important market to us from a win-per-day perspective, and those 300 units being out of play, which is the games we couldn't install plus the games we had installed, certainly hurt our win-per-day.

Scott Schweinfurth - WMS Industries Inc. - CFO

But you're right, all units are not created equal, and certainly games that are in jurisdictions that have a lower win-per-day are going to yield a lower revenue-per-day, whereas Mississippi and Louisiana tend to be higher win-per-day jurisdictions.

Bill Lerner - Prudential - Analyst

Okay, then the last one is just on the open orders, what have you guys been experiencing on the open order conversions? I mean, what percentage generally have been converting to actual sales replacements and then, how quickly? Just a gauge. I mean you said it's 12 months, but I would presume for the most part most of the orders are sooner than that.

Brian Gamache - WMS Industries Inc. - President & CEO

I would say, Bill, 75% of those would fall into the next two quarters, typically. Those are all signed orders, by the way. These aren't strong le -- strong intent letters or whatever. These are signed contracts that we plan on delivering, so typically 75% of them would fall in the upcoming two quarters, and the others would be rolling over throughout the fiscal year.

Bill Lerner - Prudential - Analyst

Okay, so 100% of them happen, it's been your experience, and three quarters of them are in the next six months, generally?

Brian Gamache - WMS Industries Inc. - President & CEO

That's correct.

Bill Lerner - Prudential - Analyst

Okay, alright. Thanks, guys.

Operator

Thank you. Our next question comes from the line of Aimee Marcel with Jefferies & Co. Please proceed with your question.

Aimee Marcel - Jefferies & Co. - Analyst

Thanks. I actually was curious, I just need you to clear up some things. For the hurricane expense, you said it was going to be $0.03 to $0.04. Was that for the balance of the year, or for each quarter for the balance of the year?

Scott Schweinfurth - WMS Industries Inc. - CFO

Each quarter for the balance of the year.

Aimee Marcel - Jefferies & Co. - Analyst

Okay, and then when you do receive the insurance proceeds, are those going to go through the income statement or are they going to be extraordinary or how would you like us to account for them?

Scott Schweinfurth - WMS Industries Inc. - CFO

Well, they'll go through the income statement and they'll be sort of a one time event, but it will not be extraord -- in the accounting, it won't be an extraordinary item. It'll be something that just flows through the -- you know, the regular statement.

Aimee Marcel - Jefferies & Co. - Analyst

Okay.

Scott Schweinfurth - WMS Industries Inc. - CFO

It is -- I would say it's going to be consistent with us and with the other casinos companies and manufacturers that have been impacted by the hurricanes.

Aimee Marcel - Jefferies & Co. - Analyst

Right, so we can't really record it until we know when you're going to actually get it?

Scott Schweinfurth - WMS Industries Inc. - CFO

That, unfortunately, is correct.

Aimee Marcel - Jefferies & Co. - Analyst

Alright, now was your -- what was your deductible for the quarter?

Scott Schweinfurth - WMS Industries Inc. - CFO

It was a couple hundred thousand dollars.

Aimee Marcel - Jefferies & Co. - Analyst

Oh, okay. It's not that much. I've heard you guys talk a lot about market share gains in Mississippi. Now, what kind of market share are you getting there now that you've placed these new units in Biloxi?

Brian Gamache - WMS Industries Inc. - President & CEO

Well, it's a very small sample, Aimee, and the fact is that we sold new units into three casinos and we had substantial market share increases in those three casinos over our historical levels, and we would expect that that would bode well going forward when the new casinos are all spending capital on new investments. So, I think it's been a good sample of three so far, and we would expect to hopefully carry that forward.

Aimee Marcel - Jefferies & Co. - Analyst

Okay, do you have an idea of what your market share is right now throughout the country?

Brian Gamache - WMS Industries Inc. - President & CEO

We haven't disclosed that publicly, Aimee.

Aimee Marcel - Jefferies & Co. - Analyst

Okay, alright. Thank you.

Operator

[OPERATOR INSTRUCTIONS] And our next question comes from the line of Celeste Brown at Morgan Stanley. Please proceed with your question.

Celeste Brown - Morgan Stanley - Analyst

Hi, guys.

Brian Gamache - WMS Industries Inc. - President & CEO

Hi, Celeste.

Celeste Brown - Morgan Stanley - Analyst

A few questions. First, in your press release you talk about the 2.7 to implement, I guess, the cost to comply with the new accounting standard. Is -- would that be non-recurring?

Scott Schweinfurth - WMS Industries Inc. - CFO

No, that is the impact of expensing stock options. Prior to 123R, we were expensing restricted stock to the income statement, and -- but with 123R, we now have to expense the unvested stock options that were outstanding as of July 1st. So the effect of expensing those nonvested options was 2.7 million.

Celeste Brown - Morgan Stanley - Analyst

Okay, I was just confused by the language. I thought it was like an accounting cost to comply.

Scott Schweinfurth - WMS Industries Inc. - CFO

No, it -- the total share-based cost in the quarter was 3.5 million, of which 800,000 related to restricted stock charges and 2.7 million was the effect of 123R for stock options.

Celeste Brown - Morgan Stanley - Analyst

Okay, and then can you discuss a little bit more your business interruption? I'm sure it was pretty clear what you were talking about -- pretty clear in your discussions of your replacement insurance, but I couldn't quite -- I didn't quite understand what your business interruption position was with the Gulfport facility and then the additional insurance at the affected casinos?

Scott Schweinfurth - WMS Industries Inc. - CFO

Yes, there's three components of the business interruption. There's the component that relates to the temporary closing of our Gulfport facility. Then once the Gulfport facility reopens, which we anticipate will be later this month, for the 365 days after it reopens, there's coverage for shortfall in profits during that period. And then we have a contingent business interruption insurance that applies to what are called dependent premises, which is, in our case, our property at casino -- casino operators’ locations. And so, we will be filing our claim under all three components of the business interruption policy.

Celeste Brown - Morgan Stanley - Analyst

So you'll be filing a claim for the 200-some -- the revenues associated with the 200-some lost games until you get them back up and running?

Brian Gamache - WMS Industries Inc. - President & CEO

Absolutely.

Celeste Brown - Morgan Stanley - Analyst

And then, does your guidance reflect additional orders out of G2E or will they be reflected in next quarter's guidance?

Brian Gamache - WMS Industries Inc. - President & CEO

The pro -- most likely -- some of them are in there, Aimee, but most likely they will be coming in during Q2.

Celeste Brown - Morgan Stanley - Analyst

And then, finally, you know you addressed Russia and you guys said that you were expecting your -- the machines coming in the second half, you know there's been sort of a hold up in the legislation there. What needs to happen for you, by the end of the year, I guess, for you to be able to deliver in the second half?

Brian Gamache - WMS Industries Inc. - President & CEO

Well, I think there's a lot of confusion about the Russian market. I'm glad you asked the question. About 10% of our new sales for fiscal '06 will come from that market and, as such, it's reflected in today's guidance. There has been legislation passed for distributors, but it's not been implemented through the lack of a regulatory body to do so. And then there's legislation for operators that's been drafted but not passed. And then recently, a tax on the slot machines in Moscow has been doubled.

So all these things are kind of work in progress, and it's kind of brought the industry to a grinding halt over there. But we've been assured by our distributor that the second half of our fiscal year will resume to somewhat of a normal pace. Again, we don't anticipate shipping any games there in Q2, but we do plan on shipping a significant amount of games during the last half of our fiscal year, in the March and June quarters.

Celeste Brown - Morgan Stanley - Analyst

Okay, thank you.

Operator

Our next call comes from the line of Harry Curtis at J.P. Morgan. Please proceed with your question.

Harry Curtis - J.P. Morgan - Analyst

Hi, guys.

Brian Gamache - WMS Industries Inc. - President & CEO

Hi, Harry.

Harry Curtis - J.P. Morgan - Analyst

Just a few quick questions. So, with respect to the revenue, the lower revenue guidance for the fiscal year, the 15 million, that probably translates into $1.5 to $2 million of operating income, or about $0.03 a share. So, ho -- Scott, as far as the estimate declines to reflect that, there's going to be some portion of that that's going to be recaptured though, and I'm just wondering to what degree you sense there's going to be a recapture rate?

Brian Gamache - WMS Industries Inc. - President & CEO

Harry, I want to make sure you understood what Scott said, if I may? He said that the first Q1 was a $0.05 a share affected loss, and going forward, it's $0.03 to $0.04 per quarter, so that would get you to a higher rate than what you've mentioned.

Harry Curtis - J.P. Morgan - Analyst

I guess what I'm -- right, but I'm -- what I'm trying to get a sense of is does your guidance have some re -- some insurance recapture?

Brian Gamache - WMS Industries Inc. - President & CEO

No, no it doesn't.

Harry Curtis - J.P. Morgan - Analyst

Okay, that's what I -- that's the net number I was driving at.

Brian Gamache - WMS Industries Inc. - President & CEO

Our guidance assumes no -- as Scott mentioned, we're being very conservative with our guidance and our recovery. We expect to fully recover what's due to us, but we don't want to put it in there until we're sure that it's going to be there. We expect it's going to -- we'll be reporting the information back to you in several quarters.

Scott Schweinfurth - WMS Industries Inc. - CFO

Yes, as I stated, the accounting rules are such that you can't really record the recovery until you've got agreement with the claims adjustor and it's likely, on the business interruption piece of it because it will be complex, that the timing of that will be further off than the property claim recovery. But on both of them, you know, we're trying to push these forward aggressively because we want to get what we're due -- what we believe we're due under the policies.

Harry Curtis - J.P. Morgan - Analyst

Okay, and then the second question, Scott, you mentioned taking a more conservative view on Bluebird trade-ins. Exactly what do you mean and how active is that trade-in market?

Scott Schweinfurth - WMS Industries Inc. - CFO

Well, there's always been -- when you're an operator and you're buying a new gaming device, you have a choice. You can either trade in the used game to the person you're buying the gaming device from, or you can sell the game to third-party distributors, and there's a whole raft of those parties out there. So, people generally want to go with whoever's going to give them the better price for those games. And so what we've done, we've looked at, sort of, our on sale pricing of games, and as a result of that, probably not to be highest priced choice that the casino operators have. And as a result of that, we're -- we've reduced the number of trade in games that'll come back to us. Does that make sense, Harry?

Harry Curtis - J.P. Morgan - Analyst

Parts of it do. I -- why don't we follow-up offline?

Scott Schweinfurth - WMS Industries Inc. - CFO

Okay, that's fine.

Brian Gamache - WMS Industries Inc. - President & CEO

To be said differently, Harry, we're putting the brakes on a trade in program that, quite frankly, we were aggressive in the last year in launching Bluebird, and we don't believe we need to be as aggressive today because of the strength of our content.

Harry Curtis - J.P. Morgan - Analyst

Thanks.

Operator

Our next question comes from the line of David Vas at Banc of America. Please proceed with your question.

David Vas - Banc of America - Analyst

Hey, guys, I was wondering if we could get back to Russia for a second. I understand that the distributor -- distributor you use out there has a facility now where they can manufacture some of their own games. I'm wondering, does that change your relationship with them or is it just status quo?

Brian Gamache - WMS Industries Inc. - President & CEO

No, as far as the arrangement, David, it really contemplates them guaranteeing us a minimum amount of units per year, and we fully expect that they will honor that agreement and we realize that they're in the manufacturing business as well, but their market is a little bit different than our market. They -- they've got a variety of different niche markets there. They have the upper tier, then the mass market is the lower tier. They're serving the lower tier market, and we're serving the upper tiers. So I think that the product lines compliment each other.

David Vas - Banc of America - Analyst

Okay, so they're not going to do any type of OEM situation with you guys?

Brian Gamache - WMS Industries Inc. - President & CEO

Not currently.

David Vas - Banc of America - Analyst

In terms of research and development and depreciation, can those things continue to trend down? I mean, you have more -- more participation games out there. It seems like D&A should be going up, and with server-based game development and all this -- all the new impressive products you guys have out there, I would have thought R&D would be trending up, as well.

Brian Gamache - WMS Industries Inc. - President & CEO

Well, it will trend -- it's going to continue to trend down, both R&D and SG&A as a percentage of revenues. We've said that all along. A year ago we had to build a structure to support a company with the kind of revenue streams that we're now producing. It's going to continue to go down quarter-over-quarter. We expect that our depreciation is an investment in our future, the participation games, and we would expect that number's going to continue to increase, as Scott said, throughout the year. I think we're now substantially through a large part of the replacement cycle in our own legacy footprint and we're getting close to the end there. With all the backlog we have and the new products, whether it be POWERBALL or Jackpot Party Progressive, these are investments that we think are very prudent, and it's great use of our balance sheet.

David Vas - Banc of America - Analyst

Okay. The depreciation line went down sequentially, that's kind of what I'm looking at.

Brian Gamache - WMS Industries Inc. - President & CEO

That's correct, but it's going to continue the -- you know, year-over-year, it's going to continue to be a significant number, as we continue to invest in this business.

David Vas - Banc of America - Analyst

Okay, last -- last little thing. Where do the used game trade-ins and sales impact the P&L?

Scott Schweinfurth - WMS Industries Inc. - CFO

Well, the -- where do they impact the P&L? To the extent we take a used game back, we place that on the balance sheet as an inventory item at a set value that we have in place. So to the extent the sales person, as part of the deal, provides the casino operator with something more than that value, it appears as an additional discount, so it would be netted against revenues, and that's, I guess, how it runs through the P&L.

Orrin Edidin - WMS Industries Inc. - COO

And just an aside Scott. The margin, David -- regarding the margin, it affects our margin. The more used games we get, it's really a margin break-even, at best. And then, if you look at the OEM units and the used games for the quarter, they really represented a third of our total shipment for the quarter. So, our margins would have been dramatically higher, had we not had the OEM revenues and the used game revenues. But they're great revenues, they're great contribution dollars and it's prudent for us to have both of those -- those revenue streams.

David Vas - Banc of America - Analyst

Okay, so there's no gains or anything that come through the P&L when you sell a game for more than you bought it back for?

Scott Schweinfurth - WMS Industries Inc. - CFO

Well, there would be. Let's run through a little number example, So, let's say we put the games on our books for -- let's pick an odd number -- $10,000, right? That's obviously more than we put them on the books for. If we sell that game as is, and we sell it for $11,000, we're going to record a $1,000 gain on the sale of that game. If we remanufacture that game to make it like new and spend, let's say, $4,000 on the game, so now our all in cost is $14,000 and we sell it for $16,000, then we record a $2,000 P&L credit when we on-sell that game.

David Vas - Banc of America - Analyst

Okay, but you're saying the numbers are really not that material?

Scott Schweinfurth - WMS Industries Inc. - CFO

Well, the -- yes, in terms of the margin, I've always sort of looked at used games as unrealized cash, so we're just -- you know, it's a way to accelerate Bluebird sales and now we're in the process of, you know, aggressively moving those used games out the door. We shipped 1,500 -- over 1,500 in the September quarter, and we're got deals signed up for another 4,000 that'll go out over the next two quarters, so we'll, you know, have gotten through a fair chunk of that used game inventory relatively quickly.

David Vas - Banc of America - Analyst

Okay. I think I'm good, thanks.

Operator

Mr. Gamache, there are no further questions at this time. I'll turn the conference back over to you, sir.

Brian Gamache - WMS Industries Inc. - President & CEO

Thank you Duane. We continue to make progress on our goal to become the number two provider of gaming machines. By voting with their dollars, our casino customers and their players continue to cite our games and our content as superior, and we believe this will remain a competitive advantage for us for several years going forward. Our cost containment efforts have helped improve both overall gross margins and operating margins, even inclusive of incremental share-based payment charges, and we expect to see continued improvement in future quarters. With a continued focus on revenue growth, cost containment and working capital management, we expect to further enhance stockholder value in the future. We look forward to reporting additional progress to you on our fiscal 2006-second quarter conference call in late January.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you very much for your participation and ask that you please disconnect your lines. Thank you and have a good day.

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